Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-188840 on Form N-1A of our report dated August 26, 2016, relating to the financial statements and financial highlights of Barings Global Floating Rate Fund (formerly known as Babson Global Floating Rate Fund), Barings Global Credit Income Opportunities Fund (formerly known as Babson Global Credit Income Opportunities Fund), Barings Active Short Duration Bond Fund (formerly known as Babson Active Short Duration Bond Fund), Barings Total Return Bond Fund (formerly known as Babson Total Return Bond Fund), Barings Global High Yield Fund (formerly known as Babson Global High Yield Fund), Barings Emerging Market Debt Blended Total Return Fund (formerly known as Babson Emerging Market Debt Blended Total Return Fund), Barings U.S. High Yield Fund (formerly known as Babson U.S. High Yield Fund), and Barings Emerging Market Local Currency Debt Fund (formerly known as Babson Emerging Market Local Currency Debt Fund), each a series of Barings Funds Trust (formerly known as Babson Capital Funds Trust) (the “Trust”) appearing in the Annual Report on Form N-CSR of the Trust for the year ended June 30, 2016.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
October 27, 2016